THE DUN & BRADSTREET CORPORATION
                                          KEY EMPLOYEES' NONQUALIFIED
                                          DEFERRED COMPENSATION PLAN
                                             Effective May 1, 2002

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                        THE DUN & BRADSTREET CORPORATION
             KEY EMPLOYEES' NONQUALIFIED DEFERRED COMPENSATION PLAN


     WHEREAS, The Dun & Bradstreet Corporation ("Company") desires to establish a plan whereby a select group of management or highly compensated employees of the Company may elect to defer all or a portion of their salary and any incentive payments as deferred compensation; and

     WHEREAS, the Company intends the plan to be considered an unfunded arrangement, maintained primarily to provide retirement income for members of a select group of management or highly compensated employees of the Company for income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended;

     NOW,   THEREFORE,   The  Dun  &  Bradstreet   Corporation   Key  Employees'
Nonqualified   Deferred  Compensation  Plan  is  hereby  approved  and  adopted, effective as of May 1, 2002.

                                    ARTICLE I
                                   Definitions

     Whenever the following terms are used in this Plan, except where the context clearly indicates otherwise, such terms shall have the meaning as hereinafter set forth in the Sections of this Article I:

     Section 1.1. "Beneficiary" or "Beneficiaries" means the person or persons to whom the share of a deceased Participant's Deferred Compensation Account is payable, as provided under the Plan. In the absence of a designation of a Beneficiary, the estate of the deceased Participant shall be the Beneficiary. A Beneficiary shall have no rights hereunder during the Participant's lifetime.

     Section 1.2. "Board" means the Board of Directors of The Dun & Bradstreet Corporation.

     Section 1.3. "Change in Control" of the Company shall mean the occurrence of any of the following events:

     (a) any "Person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

     (b) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director of the Company (other than (1) a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section, (2) a director designated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (3) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company (representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

     (c) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding
immediately   prior  thereto   continuing  to  represent  (either  by  remaining
outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (2) after which no Person would hold 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

     (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     Section 1.4. "Committee" or "C&BC" means the Compensation & Benefits Committee of the Board or its delegated and authorized representative which is responsible for the administration of the Plan.

     Section 1.5. "Company" means The Dun & Bradstreet Corporation, a Delaware corporation, or any successor corporation thereto, and any one hundred percent (100%) owned (directly or indirectly) subsidiary thereof, or any other entity, which is authorized by the Board to participate in the Plan and which elects to adopt, participate in and become a party to this Plan.

     Section 1.6. "Deferral Period" means the period of time provided in the Participant's Salary and Incentive Payments Deferral Election whereby a Participant elects to defer the receipt of Salary and/or Incentive Payments pursuant to the terms of this Plan. Except as otherwise provided below with respect to the Initial Plan Year, the minimum Deferral Period shall commence as of the first day of the calendar year immediately following the calendar year in which such election is executed and shall end on the third (3rd) anniversary of the date the Deferral Period commenced, unless otherwise terminated earlier than such date as a result of the Participant's termination of employment for any reason. With respect to a Salary and Incentive Payments Deferral Election executed by a Participant during the Initial Plan Year, the minimum Deferral Period shall commence as of the date the Participant executes a Salary and Incentive Payments Deferral Election and shall end on the day immediately following the third (3rd) anniversary of the last day of the calendar year in which the Participant executed such election. Subject to Section 6.1 herein, the maximum Deferral Period shall commence as of the first day of the calendar year immediately following the calendar year in which such election is executed (except in the case of the Initial Plan Year, in which event the date such Salary and Incentive Payment Deferral Election is executed) and shall end on the date the Participant terminates employment for any reason. Except as otherwise provided herein, a Deferral Period shall end on the last day of a calendar year.

     Section 1.7. "Deferred Compensation Account" or "Account" means with respect to a Participant, the separate bookkeeping account used to record the amount of the Salary and/or Incentive Payments deferred by a Participant for a calendar year, plus the deemed earnings or losses, if any, calculated thereon.

     Section 1.8. "Disability" or "Disabled" shall mean the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which constitutes a permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (or any successor section thereto). The determination whether a Participant has suffered a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate. A Participant shall not be considered Disabled unless he furnishes such medical or other evidence of the existence of the Disability as the Committee, in its sole discretion, may require.

     Section 1.9. "Early Withdrawal" means an election by a Participant in accordance with Section 6.4 to receive a withdrawal of amounts from his Account prior to the end of a Deferral Period.

     Section 1.10. "Effective Date" means May 1, 2002, the date as of which this Plan is effective.

     Section 1.11. "Employee" means an employee of the Company who is a member of the select group of management or highly compensated employees of the Company as defined by Article II.

     Section 1.12. "Fund" or "Funds" means one or more investment funds selected by the Committee pursuant to Article IV in which Salary and/or Incentive Payments deferred by the Participant shall be deemed invested.

     Section 1.13. "Incentive Payment" means the sum of (i) annual bonus opportunity, if any, under the Company's Leadership Compensation Program (or any successor program thereto) and (ii) the cash component, if any, under the Company's Leadership Compensation Program earned during a calendar year with respect to services rendered for such year that is payable in a subsequent calendar year.

     Section 1.14. "Participant" means an Employee who has been selected by the Company to participate in the Plan pursuant to Article II hereof.

     Section 1.15. "Plan" means The Dun & Bradstreet Corporation Key Employees' Nonqualified Deferred Compensation Plan as set forth herein, and as further amended from time to time.

     Section  1.16.   "Plan  Year,"   "calendar   year,"  or  "year"  means  the
twelve-month period beginning January 1 and ending on December 31, with the Initial Plan Year commencing on May 1, 2002 and ending on December 31, 2002.

     Section 1.17. "Payment Option Election" means the election form whereby a Participant elects the method in which the payment of his previously deferred Salary and Incentive Payments is to be made on his termination of employment.

     Section 1.18. "Salary" means the base salary and wages of the Employee payable by the Company during the Plan Year, excluding, Incentive Payments, prizes, special awards or other special compensation, commissions, fringe benefits, or reimbursement of expenses.

     Section 1.19. "Salary and Incentive Payments Deferral Election" means the election form, whether by hard copy, telephonic (i.e., interactive voice response), or electronic medium, as determined by the Committee, whereby a Participant elects to defer (i) a percentage of his Salary earned and payable for a subsequent calendar year and/or (ii) a percentage of his Incentive Payments earned in a subsequent calendar year and payable in the second subsequent year, for a Deferral Period.

     Notwithstanding the foregoing, for the Initial Plan Year, such election shall relate to (i) the Participant's Salary earned subsequent to April 30, 2002 and payable during the Initial Plan Year, and (ii) the Participant's Incentive Payments earned during the Initial Plan Year and payable in the subsequent Plan Year, for a Deferral Period.



                                   ARTICLE II

                          Eligibility For Participation

     Section 2.1. Selection of Employees. During any calendar year, the Company may select certain Employees for participation in the Plan who are key senior members of the Company as approved periodically by the C&BC, and includes the Chairman and CEO of the Company, members of the Leadership Team who are direct reports to the Chairman and CEO of the Company, and incumbents in positions designated as Tier 1 under the Company's Leadership Compensation Program (or any successor program thereto).

                  Section 2.2.  Notification of Eligibility and Revocation.

     (a) Upon an Employee becoming a Participant, the Company shall furnish him with a copy of the Plan summary and a Salary and Incentive Payments Deferral Election and a Payment Option Election.

     (b) Notwithstanding the foregoing provisions of subsection (a) above, there is no guarantee that an eligible Employee will continue to be a Participant and the Company reserves the right, in its sole and absolute discretion, upon written notice to a Participant, to withdraw his eligibility under this Plan.


                                   ARTICLE III

                 Deferred Salary and Incentive Payments Amounts

          Section 3.1. Election to Defer Salary and/or Incentive Payments.

     (a) Salary Deferral. Subject to the terms and limitations set forth herein, on or before December 31st of each calendar year, a Participant may elect to defer the receipt of all or a portion of his Salary earned and payable in the subsequent calendar year in an amount not to exceed one hundred percent (100%) of his Salary for a Deferral Period excluding any portion of his Salary necessary to satisfy required tax deductions and benefit contributions. The amount of any Salary deferred by a Participant hereunder shall be in increments of five percent (5%).

     (b) Incentive Payments Deferral. Subject to the terms and limitations set forth herein, on or before December 31st of each calendar year, a Participant may elect to defer the receipt of all or a portion of his Incentive Payments which are earned in the subsequent calendar year and payable in the second calendar year following the year in which such election is made, excluding any portion of his Incentive Payments necessary to satisfy required tax deductions and benefit contributions. The amount of any Incentive Payments deferred by a Participant hereunder shall be in increments of five percent (5%).

     (c) Deferral Election. Except as otherwise provided below, in order to defer all or a portion of his Salary and/or his Incentive Payments, the Participant shall execute a Salary and Incentive Payments Deferral Election and deliver such election to the Company no later than December 31st of each calendar year with respect to Salary and/or an Incentive Payments payable as provided in subparagraphs (a) and (b) above stating that such Participant irrevocably elects to defer the receipt of (i) a percentage of such Salary and/or (ii) a percentage of such Incentive Payments, for a Deferral Period as designated by the Participant.

     (d) Failure to Make a Deferral Election. If in any calendar year a Participant fails to execute a Salary and Incentive Payments Deferral Election with respect to (i) Salary earned in and payable with respect to the immediately following calendar year, or in the case of an election described in Section 3.1(f) regarding first Plan Year elections, Salary earned during, and which is payable with respect to the first Plan Year, or (ii) Incentive Payments earned in and payable with respect to the immediately following calendar year, or in the case of an election described in Section 3.1(f) regarding first Plan Year elections, Incentive Payments earned during, and which are payable with respect to the first Plan Year, the Participant will be deemed to have elected to defer zero percent (0%) of such Salary and Incentive Payments.

     (e) Payment Option Election. As soon as an Employee becomes a Participant, he shall be afforded the opportunity to complete a Payment Option Election and deliver such election to the Company within thirty (30) days of the date on which he commences participation in the Plan. A Participant may change his Payment Option Election Form at any time prior to the first day of the calendar year in which he terminates employment for any reason. If a Participant fails to execute a Payment Option Election Form, his Deferred Compensation Account will be paid in a lump sum payment upon his termination of employment inaccordance with Section 6.1 (a)(i).

     (f) First Plan Year Elections. Notwithstanding the foregoing, in the first year in which an Employee becomes eligible to participate in this Plan, at the time he commences participation he shall be afforded the opportunity to execute and deliver a Salary and Incentive Payments Deferral Election within thirty (30) days after he becomes a Participant under which he may elect to defer receipt of the following:

     (i) Salary that is earned during and which is payable with respect to the remainder of that first calendar year but subsequent to the date his election is executed and filed; or

     (ii) Incentive Payments earned during the first calendar year and which are payable in the immediately following calendar year.

     (g) Social Security, Medicare and Other Contributions. The applicable Social Security and Medicare taxes (FICA), other legally imposed fees and taxes and other contributions or payments under the Company's benefit plans, which are otherwise due and payable, shall be deducted from the portion of the Salary and/or Incentive Payments not being deferred hereunder and thereafter, to the extent necessary, such amounts shall be deducted from the amount of the Salary and/or Incentive Payments deferred hereunder or, in the discretion of the Company, from any other compensation payable to the Participant by the Company. The Committee reserves the right to change a Participant's Salary and Incentive Payments Deferral Election to satisfy the tax and other related obligations described in this section.


                                   ARTICLE IV

                            Accounts of Participants

     Section 4.1. Participants' Accounts. Upon the selection of the Employee by the Company as a Participant, the Company may, but is not required to, establish on its books and records a bookkeeping account for each Participant known as the Deferred Compensation Account for the amount of the Salary and/or Incentive Payments deferred hereunder, and the deemed earnings or losses, if any, calculated thereon. The Company shall have the right to establish such bookkeeping accounts and subaccounts as it deems necessary to record the amount of Salary and/or Incentive Payments deferred hereunder for various Deferral Periods. There is no requirement on the part of the Company to fund any benefits hereunder and the existence of such bookkeeping accounts shall not be deemed to create a trust of any kind.

     Section 4.2. Deemed Investment Directions.

     (a) At the time of making the Salary and Incentive Payments Deferral Election described in Section 2.2, the Participant shall designate, in the form prescribed by the Committee, the Funds in which the amounts credited to the Participant's Account will be deemed to be invested for purposes of determining the amount of deemed earnings or losses, if any, to be credited to such Account. In making the designation pursuant to this Section 4.2, the Participant may specify that all or any multiple of his Account be deemed to be invested, in whole percentage increments, in one or more of the Funds provided under the Plan as communicated from time to time by the Committee. Such deemed earnings or losses, if any, shall be credited to the Participant's Account daily. Effective as of the end of any business day during the Plan Year, a Participant may change the designation made under this Section 4.2(a) by making an election, in the form prescribed by the Committee, prior to 4:00 p.m. EST of such business day. If a Participant fails to elect a type of investment fund under this Section 4.2(a), he shall be deemed to have elected the deemed Special Fixed Income Fund.

     (b) The Committee may change from time to time, in its sole and absolute discretion, the Funds that shall constitue the deemed investments and shall communicate such changes to the Participant.

     (c) Nothing contained herein shall be deemed to give any present or former Participant any interest in any specific part of his Account or any interest other than his right to receive distributions in accordance with the provisions of this Plan and the Salary and Incentive Payments Deferral Election and the Payment Option Election.

     (d) Nothing contained in the Plan shall be deemed a guarantee or assurance by the Company as to the deemed investment performance of the Funds in which the Participants' Accounts are deemed invested.

     Section 4.3. Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Account on an annual basis.

     Section 4.4. Procedures. The Committee shall establish such further accounting procedures for the purpose of making the valuations and adjustments to the Participants' Accounts as it deems advisable.


                                    ARTICLE V

                                     Vesting

     Section 5.1. Vesting of Account. A Participant shall at all times be one hundred percent (100%) vested in amounts credited to his Deferred Compensation Account and deemed earnings calculated thereon.


                                   ARTICLE VI

                          Distributions and Withdrawals

     Section 6.1. Time of Distribution.

     (a) If a Participant's employment with the Company is terminated for any reason other than death or Disability, the value of his Account shall be distributed in accordance with his Payment Option Election in one of the following methods:

     (i) a lump sum payment within forty-five (45) days after the Participant terminates employment, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution; or

     (ii) in five (5) annual installments (i.e., 1/5th, 1/4th, 1/3rd, etc.) payable on the last business day of January with the first installment commencing on the last business day of January after the end of the calendar year in which the Participant's employment is terminated, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution. For purposes of computing the amount of the annual installments provided for in this Section, the provisions of subsection (d) below shall apply; or

     (iii) in ten (10) annual installments (i.e., 1/10th, 1/9th, 1/8th, etc.) payable on the last business day of January with the first installment commencing on the last business day of January after the end of the calendar year in which the Participant's employment is terminated, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution. For purposes of computing the amount of the annual installments provided for in this Section, the provisions of subsection (d) below shall apply.

     (b) If the Participant terminates employment with the Company on account of his death or Disability, he or his Beneficiary shall receive the value of his Account in a lump sum as soon as administratively practical after his date of death or Disability, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution.

     (c) If a Participant elects to defer a percentage of his Salary and/or Incentive Payments earned for a given calendar year for a Deferral Period that ends prior to the Participant's termination of employment, he shall receive the value of his Account ("Scheduled In-service Distribution"), but only with respect to those deferrals of Salary and/or Incentive Payments and deemed earnings and losses, if any, on such deferred amounts as shall have been elected by the Participant to be subject to the Scheduled In-service Distribution, in a lump sum within forty-five (45) days of the end of the Deferral Period, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution.

     (i) In the event a Participant terminates employment with Company prior to the time at which the Scheduled In-service Distribution is to be paid, the portion of the Participant's Account associated with a Scheduled In-service Distribution that has not been paid prior to such termination shall be distributed in a lump sum as provided in with Section 6.1 (a)(i).

     (d) The Participant's Account shall continue to be credited with deemed earnings or losses, if any, pursuant to Section 4.2 of the Plan until all amounts credited to his Account under the Plan have been distributed.

     (e) In the event a Participant who elects to have his Account paid in installments dies prior to the receipt of all such installment payments, his Beneficiary shall receive the value of his unpaid Account in a lump sum payment as soon as administratively practical after the Participant's date of death, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution.

     (f) Notwithstanding anything contained herein to the contrary, the Company may, in its sole and absolute discretion, commence the distribution, or accelerate the distribution, of a Participant's Account (regardless of whether the Company has commenced the distribution of a Participant's Account), at any time as it deems appropriate.

     Section 6.2. Form of Payment. The form of payment of the Participant's Account shall be made in cash, by wire transfer, or negotiable instrument, as determined by the Committee, in its sole and absolute discretion.

     Section 6.3. Hardship Withdrawal.

     (a) Notwithstanding any other provision of the Plan to the contrary, a Participant shall be permitted to elect a withdrawal from his Account on account of a Hardship, subject to the following restrictions:

     (i) A Participant's election to request a withdrawal on account of a Hardship shall be made by filing a form provided by and filed with Committee.

     (ii) The Committee shall have made a determination, in it sole and absolute discretion, that the requested withdrawal is on account of a Hardship.

     (iii) The amount determined by the Committee as a withdrawal on account of a Hardship shall be paid in a single cash lump sum as soon as administratively practicable after the end of the calendar month in which the Hardship request is approved by the Committee.

     (iv) If a Participant receives a withdrawal on account of a Hardship, the Participant will be ineligible to participate in the Plan for the remainder of the Plan Year and the following Plan Year.

     (v) The Committee shall have the right to require a Participant to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of a Hardship.

     (b) For purposes of this Section, "Hardship" means an "unforeseeable emergency" that constitutes a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident involving the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the reasonable control of the participant.

The circumstances that will constitute a Hardship will depend on the facts provided by a Participant but, in any case, payment may not be made to the extent that such Hardship is or may be relieved

     (i) Through reimbursement or compensation by insurance or otherwise;

     (ii) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

     (iii) By ceasing to defer Salary and/or Incentive Payments under the Plan.

     Section 6.4. Early Withdrawals.

     (a) A Participant shall be permitted to elect an Early Withdrawal of all or a portion of his Account prior to the termination of his employment, subject to the following restrictions:

     (i) The election to take an Early Withdrawal shall be made by filing a form provided by and filed with the Committee prior to the 15th day of the month.

     (ii) The amount of the Early Withdrawal shall not exceed 80% of the value of his Account determined as of the end of the calendar month in which such election is filed.

     (iii) The Early Withdrawal shall be paid in a single cash lump sum as soon as administratively practicable after the end of the calendar month in which the Early Withdrawal election is made.

     (b) If a Participant requests an Early Withdrawal of his Account, twenty percent (20%) of the balance of his Account shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount. On the next business day following such forfeiture, the remaining balance of such Account shall be distrubuted with such value being determined on the next business day following the forfeiture described above. If a Participant requests an Early Withdrawal of less than his entire Account, such Participant shall forfeit an amount equal to 20% of the gross amount to be distributed from the Participant's Account and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.

     (c) If a Participant receives an Early Withdrawal, he shall be ineligible to participate in the Plan for the remainder of the Plan Year and the following Plan Year.

     Section 6.5. Change in Control.

     (a) Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the total amount credited to each Participant's Account shall be paid to him in a lump sum within thirty (30) days from the date of such Change in Control with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution; provided, however, if such payment is not made within such 30-day period, the value of the his Account shall be fixed and determined as of the date of the Change in Control and shall be credited with interest from the date of such Change in Control until the actual payment date at an annual rate equal to the yield on 90-day U.S. Treasury Bills plus one percentage point. For this purpose the yield on U.S. Treasury Bills shall be the rate published in The Wall Street Journal on the first business day of the calendar month in which the Change in Control occurred.

     (b) Notwithstanding any provision herein to the contrary, the Company reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan; provided, however, that upon the occurrence of a "Potential Change in Control" of the Company, as defined below, the appropriate officers of the Company are authorized to make transfers to such a trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Participants required pursuant to this Section 6.5 in the event of a Change in Control of the Company; provided, further, however, that if payments are made from such trust fund, such payments will satisfy the Company's obligations under this Plan to the extent made from such trust fund.

     (i) For the purposes of this Plan, "Potential Change in Control" means:

     (1) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

     (2) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

     (3) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases such person's beneficial ownership of such securities by 5% or more over the percentage so owned by such person; or

     (4) the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Company has occurred.


                                   ARTICLE VII

                         Nature of Company's Obligation

     Section 7.1. Participant's Right to Assets. The rights of the Participant, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Company. The Participant, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Company those payments so specified under this Plan. The Participant, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Company, including any insurance policies or contracts that the Company may possess or obtain to fund its obligation under this Plan. Any asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Participant or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of the Company. Any such asset shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

     Section 7.2. Company's Obligation. The Company shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Participant, his Beneficiary or any successor in interest to him shall be and remain simply a general unsecured creditor of the Company in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Company reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Company decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Company reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Participant be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Company.


                                  ARTICLE VIII

                               Plan Administration

     Section 8.1. Committee.

     (a) In General. This Plan shall be administered by the Committee. Unless the Plan expressly provides otherwise, the Committee has the discretionary authority, control and responsibility over the management and administration of the Plan, including, but not limited to, the exclusive right to determine any question arising under the Plan or in connection with its administration and the right to construe and interpret the provisions of the Plan (including disputed or doubtful terms). The Committee shall have full power and authority to determine any and all questions arising in connection with the Plan, including its interpretation, and may adopt procedural rules and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Committee shall be final, binding and conclusive upon all persons or parties interested or concerned.

     (b) Records and Reports. The Committee shall keep a record of its proceedings and actions and shall maintain all books of account, records and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Committee shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available therefor.

     (c)  Payment  of   Expenses.   The  Company   shall  pay  all  expenses  of
administering the Plan. Such expenses shall include any expenses incident to the functioning of the Committee.

     (d) Indemnification for Liability. The Company shall indemnify the members of the Committee and the employees of the Company to whom the Committee delegates duties under the Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

     (e) The Committee may also adopt rules or procedures relating to the operation and administration of the Plan to accommodate specific requirements of local laws and procedures, and adopt sub-plans applicable to particular subsidiaries or locations.

     Section 8.2. Claims Procedure. The procedure for presenting claims under the Plan and appealing denials thereof shall be as follows:

     (a) Filing of Claims. Any Participant or Beneficiary (the "claimant") may file a written claim for a Plan benefit with the Committee.

     (b) Notice of Denial of Claim. In the event of a denial of any benefit requested by any claimant, the claimant shall be given a written notification containing specific reasons for the denial. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial is based. In addition, it shall contain a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to steps to be taken if the claimant wishes to submit his claim for review and that the claimant has the right to bring civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, following an adverse benefit determination on review.

     The written notification shall be given to the claimant within 90 days after receipt of his claim by the Committee unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate. In no event may the extension exceed a total of 180 days from the date of the original receipt of the claim.

     (c) Right of Review. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Committee issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Committee. Such written request must be received by the Committee within 60 days after receipt by the claimant of written notification of the denial of the claim.

     (d) Decision on Review.

     (i) A decision shall be rendered by the Committee within 60 days after the receipt of the request for review. However, where special circumstances make a longer period for decision necessary or appropriate, the Committee's decision may be postponed on written notice to the claimant (prior to the expiration of the initial 60-day period) for an additional 60 days. In no event shall the Committee's decision be rendered more than 120 days after the receipt of the request for review.

     (ii) Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

     (e) Deemed Denial. If a decision on a claim is not rendered within the time period prescribed in subsection (b) or (d) above, the claim shall be deemed denied.


                                   ARTICLE IX

                            Amendment and Termination

     Section 9.1 Reservation of Right. The Board may, at any time or from time to time, amend or modify this Plan in any respect or terminate this Plan without restriction and without the consent of any Participant or Beneficiary, provided, that any such amendment or termination shall not impair the right of any Participant or any Beneficiary of any then deceased Participant to receive benefits earned hereunder prior to such amendment or termination without the consent of such Participant or such Beneficiary. The Board may, at any time, in its sole and absolute discretion, accelerate the payment of benefits under this Plan to a Participant or a Beneficiary, notwithstanding (i) any election made by a Participant pursuant to the terms of this Plan, and (ii) that the Participant may or may not have commenced the receipt of distributions of his Account under the Plan. In addition, the Committee, rather than the Board, may at any time or from time to time amend or modify this Plan in any respect without restriction and without the consent of any Participant or Beneficiary, provided, however, that the Committee may not amend the Plan (i) to increase the amount actually credited, or to increase the amount to be credited, to the Account of a Participant, or (ii) to make a change that the Board would not be permitted to make pursuant to the preceding sentence of this Section 9.1.


                                    ARTICLE X

                                  Miscellaneous

     Section 10.1. Non-Assignability. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, hypothecation, mortgage, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participants or their Beneficiaries.

     Section 10.2. No Fiduciary Relationship. Neither the establishment and maintenance of this Plan, nor any action taken by the Committee, shall create or be deemed to create a trust or fiduciary relationship of any kind between the Company and the Participants, their Beneficiaries, or any other person.

     Section 10.3. Benefits Not Compensation. Benefit payments to Participants under this Plan shall not be deemed to be salary or other compensation for purposes of computing benefits to which a Participant may be entitled under any other employee pension or welfare benefit plan established or maintained by the Company.

     Section 10.4. No Employment Contract. The establishment and maintenance by the Company of this Plan shall not constitute a contract with, or a guaranty of employment to, any Participant and the Company retains the right to terminate the employment of any Participant for any reason and at any time.

     Section 10.5. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New York.

     Section 10.6. Payment to Representatives. If a Participant entitled to receive any benefits hereunder is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such persons as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

     Section 10.7. Timing of Payments. If the Committee is unable to make the determinations required under this Plan in sufficient time for payments to be made when due, the Committee shall make the payments upon the completion of such determinations and may, at its option, make provisional payments, subject to adjustment, pending such determinations.

     Section 10.8. Withholding. In addition to the rights granted to the Company under Section 3.1(g) above, the Company shall have the right to deduct from any amount deferred or any payment of a benefit hereunder, any amount required to satisfy its obligation to withhold federal, state and local taxes, fees or other similar liabilities.

     Section 10.9. Notice. Any notice required or desired to be given to the Company or to a Participant hereunder shall be given in writing. Any such notice to the Company shall be addressed to the "Compensation & Benefits Committee" at the Company's then executive headquarters office, and any such notice to a Participant or his Beneficiary or representative may be addressed to the address set forth in the personnel records of the Company or at such address designated from time to time by such Participant. Any such notice shall be sufficiently given by personal delivery thereof or by mailing the same, postpaid, addressed to the party to whom such notice is being given as herein specified, and the date of such personal delivery or mailing shall be deemed to be the date such notice is given.

     Section 10.10. Designation of Beneficiary. Upon the execution of a Salary and Incentive Payments Deferral Election, the Participant shall designate in writing and filed with the Company the individual, trust or estate who shall be the Beneficiary in the event that because of such Participant's death, payments under this Plan are to be made to such Beneficiary. Such designation may be changed at any time by the Participant by a similar writing delivered to the Company during such Participant's lifetime.

     Section 10.11 Non-U.S. Sub-Plans - Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote the purposes of the Plan or to comply with the provisions of laws in other countries in which the Company and its subsidiaries or affiliates operate or have employees, the Committee in its sole discretion, shall have the power and authority to (1) determine which employees that are subject to the tax laws of nations other than the United States are eligible to participate in the Plan, (2) modify the terms and conditions of the Plan, and (3) establish subplans, modified election procedures and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans established under this Section 10.11 by the Committee shall be attached to this Plan as Appendices

     Section 10.12. Gender and Number. The masculine pronoun wherever used shall include the feminine. Wherever words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

     Section 10.13. Titles and Headings. The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.

                             Appendix A - Sub-Plans

                             None as of May 1, 2002